CAPITAL LEASE FUNDING, INC. AND SUBSIDIARIES
   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(dollars in thousands)                                                  Three Months Ended March 31,
                                                                                  2006
-------------------------------------------------------------------------------------------------------
Earnings:
Net income                                                                  $          2,352
Interest expense                                                                      14,025
Less: Interest capitalized during the period Note (A)                                     --
Portion of rental expense representing interest                                            4
                                                                            ----------------
Total earnings                                                              $         16,381
                                                                            ================

Combined Fixed Charges and Preference Dividends:
Interest expense                                                            $         14,025
Interest capitalized during the period                                                    --
Portion of rental expense representing interest                                            4
Preferred Stock Dividends                                                                711
                                                                            ----------------
Total                                                                       $         14,739
                                                                            ================

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends               1.11

Note (A) Interest capitalized during the period is deducted because fixed charges includes all interest, whether capitalized or expensed. Only fixed charges that were deducted from income should be added back in the earnings computation.